Exhibit 2.2

FIRST AMENDMENT TO

ASSET AND STOCK PURCHASE AGREEMENT

This First Amendment To The ASSET AND STOCK PURCHASE AGREEMENT (this “Amendment”), dated December 15, 2020, is by and between Ferro Corporation, an Ohio corporation (the “Company”), and Pigments Spain, S.L., a limited liability company with registered office at Carretera Viver – Puerto Burriana Km 61,800, 12540 Vila-Real, (Castellón) Spain, with Tax ID number B86492915 (the “Buyer”), and amends that certain Asset and Stock Purchase Agreement (the “Agreement”), dated December 15, 2019, by and between the Company and the Buyer.  The Company and the Buyer are each a “Party” and are collectively referred to as the “Parties.”  Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

RECITALS

WHEREAS, Section 10.4 of the Agreement provides that the Agreement may only be amended, modified or supplemented upon the execution and delivery of a written agreement executed by the Parties; and

WHEREAS, the Parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and contained in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1: AMENDMENTS

1.1Amendment to Schedule 2.3(c)(ii).  Schedule 2.3(c)(ii), which sets forth the leasehold interests in real property owned by the Remaining Ferro Group, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, that constitute “Excluded Assets”, is hereby deleted in its entirety and replaced with the Schedule attached to this Amendment as Annex A.

1.2Amendment to Section 2.15.  Section 2.15 is hereby deleted in its entirety and replaced with the following:

(a) The Company shall use all commercially reasonable efforts to procure that, at Closing, the Divested Companies shall hold the “minimum Cash amount” as set forth in Schedule 2.15 (“Minimum Cash Amount”).

(b) If and to the extent that, on Closing, the Cash held by a Divested Company would, but for this Section 2.15, be greater than the amount of Cash necessary to meet the Minimum Cash Amount, the Company shall use all commercially reasonable efforts to withdraw (whether by dividend, distribution or otherwise) the excess Cash above such Minimum Cash Amount from the relevant Divested Company and procure that such Cash is distributed to a member of the Remaining Ferro Group prior to the date the Company is required to deliver the Pre-Closing Statement to the Buyer.  The Company shall: (i) consult in good faith with the Buyer and take into account the reasonable representations of the Buyer prior to withdrawing excess Cash pursuant to this Section 2.15(b); and (ii) use all commercially reasonable efforts to structure the withdrawal of such Cash in the most tax efficient manner possible.

1.3 Amendment to Schedule 2.15.  Schedule 2.15, which sets forth the “minimum Cash amount” to be held by the Divested Companies, is hereby deleted in its entirety and replaced with the Schedule attached to this Amendment as Annex B.

1.4Amendment to “Trapped Cash” definition. The definition of “Trapped Cash” in Section 1.1, is hereby deleted in its entirety and replaced with the following:

“Trapped Cash” means all Cash of the Divested Companies on hand at the Closing: (a) which is not capable of being lawfully spent, distributed as a dividend or released by any Divested Company from the jurisdiction in which it is situated within a period of 90 days without deduction, withholding or additional cost (other than general foreign exchange controls applicable in jurisdictions in which the relevant Divested Company operates and the de minimis administrative costs of transfer from a bank account incurred in the ordinary course of business); or (b) which is not available for immediate use because it is securing obligations or liabilities of any person, including pursuant to any Debt Obligations or any Contract to which a Divested Company is bound; or (c) which after deducting Trapped Cash as defined in (a) and (b) above and after deducting any Replacement Amount held by the relevant Divested Company is in excess of the Minimum Cash Amount for that Divested Company or group of Divested Companies (as applicable) as set forth in, and in accordance with, Schedule 2.15.

1.5Amendment to “Equity Sellers” definition. The definition of “Equity Sellers” in Section 1.1, is hereby deleted in its entirety and replaced with the following:

“Equity Sellers” means the direct and indirect subsidiaries of the Company set forth on Schedule 1.1(f) and any member of the Remaining Ferro Group who has with the Buyer’s prior written consent acquired any Shares after the execution of this Agreement and directly owns such Shares at Closing.

1.6Amendment to Article V. A new Section 5.37 will be included at the end of Article V immediately after the existing Section 5.36:

Notwithstanding anything in this Agreement to the contrary, if at Closing, the Buyer’s designated acquirer (the “Mexican Buyer”) under the Local Asset Purchase Agreement with Ferro Mexicana (the “Mexico APA”) has not obtained all the Permits required under Mexican Law to duly operate the Mexico City Site (as defined in the Mexico APA), the Company will use its reasonable best efforts to (subject to the Buyer during such time continuing to use, and causing the Mexican Buyer and its other Affiliates to use, its reasonable best efforts to obtain the relevant Permit in the name of the Mexican Buyer (or another Affiliate) as soon as practicable): (i) provide the Mexican Buyer with assistance, co-operation and information to the extent reasonably requested by the Mexican Buyer in connection with the Mexican Buyer obtaining the relevant Permit in its own name; (ii) cooperate in any reasonable and lawful arrangement (including, for the avoidance of doubt, as contemplated in sub-limb (iii) of this Section 5.37) designed to provide the benefit of the relevant Permits held by the Company (or its Affiliate) to the Mexican Buyer necessary for the Mexican Buyer to operate the Mexico City Site until it has obtained the necessary Permits; and (iii) not cancel, revoke, change (except as may be required by applicable Law, provided that the Company shall inform the Mexican Buyer of any such change as soon as reasonably practicable after becoming aware such a change is required by applicable Law), transfer, fail to renew or fail to maintain any Permit held by the Company (or its Affiliate) which relates to the Mexico City Site (as defined in the Mexico APA) until the Mexican Buyer (or an Affiliate) has obtained the relevant Permit in its own name; provided that it is acknowledged and agreed that, without prejudice to Section 9.1(e), the Buyer shall be responsible for any and all Liabilities arising from its (or its Affiliates’) operation at the Mexico City Site under any such Permit after Closing or arising from its (or its Affiliates’) direct or indirect breach of any such Permit in relation to the Mexico City Site after Closing, provided that the Buyer shall not be responsible for any Liabilities arising from any direct or indirect breach of any Permit by the Company or its Affiliates prior to Closing. If, prior to Closing, the Mexican Buyer obtains all the Permits it requires under Mexican Law to operate the Mexico City Site in its own name, it shall promptly notify the Company in writing and this Section 5.37 shall cease to apply or have any force or effect.

1.7 Amendment to Schedule 2.8.  Schedule 2.8, which sets forth the allocation of Total Consideration, is hereby deleted in its entirety and replaced with the Schedule attached to this Amendment as Annex C.

1.8Amendment to “Debt Obligations” definition. Clause (n) in the definition of “Debt Obligations” in Section 1.1, is hereby deleted in its entirety and replaced with the following:

“(n) Intercompany Obligations which are payables in a Divested Company which are not settled prior to Closing (including the intercompany loans described in clauses (ii), (iii) and (iv) of the definition of Permitted Intercompany Obligations but excluding the intercompany loan described in clause (i) of that definition)”

1.9Amendment to “Permitted Intercompany Obligations” definition. The definition of “Permitted Intercompany Obligations” in Section 1.1, is hereby deleted in its entirety and replaced with the following:

“Permitted Intercompany Obligations” means the following (unless settled by the Company or its Affiliates with the prior consent of the Buyer prior to the Closing):  (i) the intercompany loan in the aggregate principal amount of Rp135,000,000,000 between PT Ferro Mas Dinamika, as lender, and PT Ferro Materials Utama, as borrower; (ii) the intercompany loans in the aggregate principal amount of €19,140,000 between Ferro Finco Ireland Limited, as lender, and Ferro Egypt for Frits and Glazes S.A.E., as borrower; (iii) the intercompany loan in the aggregate principal amount of €2,200,000 between Ferro Finco Ireland Limited, as lender, and Oximet S.r.l., as borrower; and (iv) the intercompany loan in the aggregate principal amount of €23,700,000 between Ferro Finco Ireland Limited, as lender, and Ferro Spain S.L.U., as borrower; provided, that the Company or its Affiliates may take either (or both) of the following actions: (x) increase the aggregate principal amount of the loan described in clause (iii) up to an amount of €4,250,000 or (y) decrease the aggregate principal amount of the loans described in clause (ii) down to an amount not to be less than €13,240,000 but only if the aggregate principal amount of the loan described in clause (iv) is increased by the same amount up to an amount not to exceed €29,600,000.

1.10Amendment to Section 1.1.  A new defined term “Debt Swap Amount” will be inserted into Section 1.1 between the definitions of “Debt Obligations” and “Disclosure Schedules”) which reads as follows:

“Debt Swap Amount” means an amount equal to the sum of the following calculation: (a) an amount equal to 15% of the amount by which the aggregate principal amount of the loans described in clause (ii) of the definition of Permitted Intercompany Obligations is actually reduced prior to the Closing divided by (b) two, provided that the Debt Swap Amount shall not exceed $525,000.

1.11Amendment to Section 2.5. The last sentence of Section 2.5 is hereby deleted in its entirety and replaced with the following:

For purposes of this Section 2.5 and Section 2.6, any monetary conversion from the currency of a foreign country to U.S. dollars or from U.S. dollars to the currency of a foreign country will be calculated using the applicable exchange rates set forth in The Wall Street Journal, Eastern Edition as of the date that is two Business Days prior to the date on which the Company delivers the Pre-Closing Statement to the Buyer.

1.12Amendment to Section 2.6(a).  Section 2.6(a) is hereby deleted in its entirety and replaced with the following:

(a) Pre‑Closing Statement.  No later than twelve Business Days prior to the Closing Date, the Company will prepare and deliver to the Buyer a written statement (the “Pre‑Closing Statement”), together with any relevant supporting materials, which will include a supporting trial balance (which, for the avoidance of doubt, will not be prepared pursuant to the Accounting Methods)), setting forth the Company’s calculation of a good faith estimate of (A) the Closing Working Capital as derived therefrom (the “Estimated Working Capital”), (B) the combined amount of Cash of the Divested Companies and any other Cash which otherwise constitutes a Sold Asset anticipated to exist immediately prior to the Closing Date (the “Estimated Cash”), (C) the combined amount of Debt Obligations of the Divested Companies and any other Debt Obligations which otherwise constitute Assumed Liabilities anticipated to exist immediately prior to the Closing (the “Estimated Indebtedness”), (D) the combined amount of unpaid Transaction Expenses (the “Estimated Transaction Expenses”); (E) the Unspent Capital Expenditure Amount (the “Estimated Unspent Capital Expenditure Amount”), (F) the Cap Gemini Excess Amount, (G) the Esfel Amount, (H) the Separation Delay Amount, (I) the Earn-Out Amount, (J) the Debt Swap Amount and (K) the Closing Purchase Price calculated as the Initial Value: (i) adjusted to give effect to the Estimated Working Capital in accordance with this Section 2.6(a) plus (ii) the Estimated Cash, less (iii) the Estimated Indebtedness less (iv) the Estimated Transaction Expenses, less (v) the Estimated Unspent Capital Expenditure Amount, less (vi) the Cap Gemini Excess Amount, less (vii) the Esfel Amount, less (viii) the Separation Delay Amount, less the Debt Swap Amount; provided, that following the delivery of such Pre-Closing Statement, the Company shall provide any additional supporting materials and information reasonably requested by the Buyer and, at the Buyer’s request, meet with the Buyer and its advisors to discuss the Pre-Closing Statement and shall consider in good faith the Buyer’s reasonable comments thereto for the purposes of determining the Closing Purchase Price to be actually paid to the Company on the Closing Date. The Pre-Closing Statement will be prepared in accordance with the Accounting Methods and presented in the form attached hereto as Exhibit G.  If the Estimated Working Capital (as set forth in the Pre‑Closing Statement) is less than the Target Working Capital, then the Initial Value will be adjusted downward by an amount equal to the amount of the deficiency between the Target Working Capital and the Estimated Working Capital. If the Estimated Working Capital (as set forth in the Pre‑Closing Statement) is greater than the Target Working Capital, then the Initial Value will be adjusted upward by an amount equal to the amount of the excess between the Estimated Working Capital and the Target Working Capital. If the Estimated Working Capital is equal to the Target Working Capital, then no adjustment will be made to the Initial Value with respect to the Estimated Working Capital. In addition, the Initial Value will be adjusted upward by the amount of any Estimated Cash, adjusted downward by the amount of any Estimated Indebtedness, any Estimated Transaction Expenses, any Estimated Unspent Capital Expenditure Amount, the Cap Gemini Excess Amount, the Esfel Amount, the Separation Delay Amount and the Debt Swap Amount. The Parties acknowledge and agree that, subject to Section 2.6, the consideration for the sale and transfer of the Shares and the Sold Assets set out in the Local Purchase Agreements will be deemed to have been fully paid by the Buyer to the respective Sellers under the Local Purchase Agreements upon payment of the Closing Purchase Price in accordance with this Section 2.5.

1.13Amendment to Section 2.6(b).  Section 2.6(b) is hereby deleted in its entirety and replaced with the following:

(b) Post‑Closing Statement.  Within 120 days after the Closing Date, the Buyer will cause to be prepared and delivered to the Company a statement (the “Post‑Closing Statement”), together with any relevant supporting materials, which will include a supporting trial balance (which, for the avoidance of doubt, will not be prepared pursuant to the Accounting Methods)), setting forth the Buyer’s calculation of (A) the Closing Working Capital as derived therefrom (“Final Working Capital”), (B) the combined amount of Cash of the Divested Companies and any other Cash which otherwise constitutes Sold Assets immediately prior to the Closing (the “Final Cash”), (C) the combined amount of Debt Obligations of the Divested Companies and any other Debt Obligations which otherwise constitute Assumed Liabilities actually existing as of immediately prior to the Closing (the “Final Indebtedness”), (D) the combined amount of unpaid Transaction Expenses (the “Final Transaction Expenses”), (E) the Unspent Capital Expenditure Amount (the “Final Unspent Capital Expenditure Amount”), (F) the Cap Gemini Excess Amount, (G) the Esfel Amount, (H) the Separation Delay Amount, (I) the Earn-Out Amount, (J) the Debt Swap Amount and (K) the Purchase Price calculated as the Initial Value as adjusted as provided below to give effect to the Final Working Capital, the Final Cash, the Final Indebtedness, the Final Transaction Expenses, the Final Unspent Capital Expenditure Amount, the Cap Gemini Excess Amount, the Esfel Amount, the Separation Delay Amount, the Earn-Out Amount and the Debt Swap Amount. The Post-Closing Statement will be prepared in accordance with the Accounting Methods and presented in the form attached hereto as Exhibit G. During such 120‑day period, the Company will, at the request of the Buyer, on reasonable prior notice from the Buyer and during normal business hours, afford the Buyer reasonable access to the books, records and personnel with respect to the Business and otherwise retained by the Company or its Affiliates (to the extent relevant to the determination of the Final Working Capital, the Final Cash, the Final Indebtedness the Final Transaction Expenses and the Final Unspent Capital Expenditures Amount) and otherwise reasonably cooperate with the Buyer in connection with its preparation of the Post‑Closing Statement.  The Company will assist, and will procure that its Affiliates assist, and cooperate with the Buyer in the preparation of the Post‑Closing Statement. If the Final Working Capital (as set forth in the Post‑Closing Statement) is less than the Target Working Capital, then the Initial Value will be adjusted downward by an amount equal to the amount of the deficiency between the Target Working Capital and the Final Working Capital. If the Final Working Capital (as set forth in the Post‑Closing Statement) is greater than the Target Working Capital, then the Initial Value will be adjusted upward by an amount equal to the amount of the excess between the Final Working Capital and the Target Working Capital. If the Final Working Capital is equal to the Target Working Capital, then no adjustment will be made to the Initial Value with respect to the Final Working Capital. In addition, the Initial

Value will be adjusted upward by the amount of any Final Cash and any Earn-Out Amount, and adjusted downward by the amount of any Final Indebtedness, any Final Transaction Expenses, any Final Unspent Capital Expenditure Amount, the Cap Gemini Excess Amount, the Esfel Amount, the Separation Delay Amount and the Debt Swap Amount.

1.14Amendment to Section 5.23(a). The third sentence of Section 5.23(a) is hereby deleted in its entirety and replaced with the following:

The Company shall procure that the Permitted Intercompany Obligations shall remain outstanding immediately prior to Closing and the Buyer shall cause the intercompany loans set forth in clauses (ii), (iii) and (iv) of the definition of Permitted Intercompany Obligations to be refinanced through its applicable financing company in connection with the Closing, in each case, to the extent the applicable intercompany loan was not settled prior to the Closing (as potentially contemplated with the prior written consent of the Buyer under the definition of Permitted Intercompany Obligation); provided that, for purposes of the refinancings contemplated by the foregoing, any necessary monetary conversion from the currency of a foreign country to U.S. dollars will be calculated using the applicable exchange rates set forth in The Wall Street Journal, Eastern Edition on the date that is two Business Days prior to the date on which the Company delivers the Pre-Closing Statement to the Buyer.

ARTICLE 2: MISCELLANEOUS

2.1Effect of Amendment.  Except as and to the extent expressly modified by this Amendment, the Agreement, as so amended by this Amendment, will remain in full force and effect in all respects.  Each reference to “herein,” “hereof,” “hereby,” “hereto,” “hereunder,” “hereinafter,” and “this Agreement” in the Agreement will from and after the effective date hereof refer to the Agreement as amended by this Amendment.  Notwithstanding anything to the contrary in this Amendment, the date of the Agreement, as amended hereby, will in all instances remain as December 15, 2019, and any references in the Agreement to “the date first above written,” “the date of the Agreement,” “the date hereof” and similar references will continue to refer to December 15, 2019.

2.2Miscellaneous Provisions.  Article X of the Agreement is incorporated herein mutatis mutandis.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

FERRO CORPORATION

By:/s/ Benjamin Schlater

Name:  Benjamin Schlater

Title:  Group Vice President and
  Chief Financial Officer

PIGMENTS SPAIN, S.L.

By:/s/ Mark E. Keough

Name:  Mark E. Keough

Title:  Director